Exhibit 28(d)(8)

Execution Copy

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of September 1, 2022, by and between USCF CAYMAN COMMODITY 5, a Cayman Islands exempt company (the “Fund”), and USCF ADVISERS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a wholly owned subsidiary of the USCF Sustainable Battery Metals Strategy Fund (the “Registered Fund”), a series of the USCF ETF Trust (the “Trust”) which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, in furtherance of the Registered Fund’s investment strategy, the Fund’s principal purpose is to provide the Registered Fund with exposure to the returns of commodities markets; and

WHEREAS, the Fund (unlike the Registered Fund) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments, but otherwise is subject (on a consolidated basis with the Registered Fund) to the Registered Fund’s investment objective, policies and restrictions as set forth in the Registered Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”) and as amended from time to time (the “Registration Statement”); and

WHEREAS, the Fund desires to retain the Adviser to render certain investment management services to the Fund, and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Obligations of Investment Adviser.

(a)            Services. The Adviser shall provide a continuous program of investment management for the Fund, subject to the general supervision of the Trust’s board of trustees (the “Board”) and the provisions of this Agreement. Specifically, and without limiting the generality of the foregoing, the Adviser agrees to perform the following services (the “Services”) for the Fund:

(1)	manage the investment and reinvestment of the assets of the Fund;
(2)	continuously review, supervise, and administer the investment program of the Fund;

(3)	determine, in its discretion, the securities and other investments to be purchased, retained or sold (and implement those decisions) with respect to the Fund;
(4)	provide, in a timely manner, such information as may be reasonably requested by the Trust, or its designated agents in connection with, among other things, information about the Fund sufficient to calculate its net asset value on each Business Day;
(5)	provide the Trust, the Registered Fund and the Fund with records concerning the Adviser’s activities under this Agreement which the Trust and the Fund are required to maintain; and
(6)	render regular reports to the Fund’s directors and the Board and officers concerning the Adviser’s discharge of the foregoing responsibilities.

(b)           Covenant. The Adviser shall discharge the Services (a) subject to the supervision of the Board and officers of the Trust and in compliance with (i) such policies as the Board may from time to time establish; (ii) the Registered Fund’s investment objectives, policies and restrictions as set forth in the Registered Statement; (iii) the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations adopted by the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA” from time to time; (iv) all other applicable federal, state and foreign laws and regulations, including without limitation, the rules of any self-regulatory organization; (v) the Trust’s Declaration of Trust, as such may be amended from time to time; and (vi) such other guidelines, policies and procedures adopted by the Board applicable to the Registered Fund and the Fund.

(c)            Sub-Adviser and Agents. In performing the Services, the Adviser may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers. Such delegation may include but shall not be limited to delegating the voting of proxies relating to the Fund’s portfolio securities and other investments in accordance with the proxy voting policies and procedures of such investment subadvisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations of supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. As part of its duties hereunder, the Adviser shall seek to achieve the Fund’s investment objective by allocating and re-allocating a portion (or none) of the Fund’s assets (directly or indirectly) for the purpose of providing access and exposure to certain commodity interests, including and not limited to, futures contracts, options on futures contracts, forward contracts on commodities, and swaps. In this regard, the Adviser shall monitor the performance of any sub-adviser engaged in commodity trading and investing activities on behalf of the Fund.

(d)           Expenses and Personnel. The Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Adviser shall authorize and permit any of its officers, managers, or employees, or employees of its affiliates, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Adviser herein and except to the extent required by law to be paid by the Adviser, the Trust shall pay all costs and expenses in connection with its operation.

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(e)           Books and Records. The Adviser hereby undertakes and agrees to maintain all records not maintained by a service provider or sub-adviser pursuant to their agreements with the Trust or Adviser, in the form and for the period required by Rule 31a-2 under the 1940 Act. All books and records prepared and maintained by the Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Adviser shall surrender to the Trust and the Fund such of the books and records so requested. The Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

(f)            Additional Services Provided at the Expense of the Fund. The Adviser agrees, at the expense of the Fund, (i) to assist in the preparation of all required tax returns of Fund, (ii) to prepare and submit reports to the Board, (iii) to assist in the periodic update of the Fund’s registration statement and (iv) to assist in the preparation of reports to be filed with the SEC and other regulatory authorities.

2.            Fund Transactions.

(a)           General. The Adviser is authorized to select the brokers, dealers or futures commission merchants (each, an “FCM”) that will execute the purchases and sales of portfolio securities and other investments for the Fund. With respect to broker or FCM selection, the Adviser shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution and other factors. As permitted by Section 28(e) of the Securities Exchange Act of 1934, the Adviser may pay to a broker or FCM which provides brokerage and research services to the Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Board may adopt from time to time. Such services of brokers or FCMs are used by the Adviser in connection with all of its investment activities, and some of such services obtained in connection with the execution of transactions for a Fund may be used in managing other investment accounts.

(b)           Mixed-Use Services. On occasion, a broker-dealer or FCM might furnish the Adviser with a service, which has a mixed use (i.e., the service is used both for investment and brokerage activities and for other activities). Where this occurs, the Adviser will reasonably allocate the cost of the service, so that the portion or specific component which assists in investment and brokerage activities is obtained using portfolio commissions from the Fund or other managed accounts, and the portion or specific component which provides other assistance (for example, administrative or non-research assistance) is paid for by the Adviser from its own funds.

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(c)            Exclusivity. Where the Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as its other customers (including any other fund or other investment company or Advisory account for which the Adviser acts as investment adviser), the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities and other investments to be sold or purchased for the Fund with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities and other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser, as applicable, in the manner it considers to be equitable and consistent with its fiduciary obligations to such Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for the Fund.

(d)           Reporting. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

3.             Compensation of the Adviser. The Adviser receives an advisory fee from the Trust for certain investment management services to the Registered Fund which includes the Services rendered pursuant to the terms of this Agreement. The Fund does not pay a separate fee to the Adviser.

4.             Status of Investment Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Adviser, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.             Permissible Interests. Directors and officers of the Fund may be interested in the Adviser (or any successor thereof) as managers, officers, members or otherwise; and managers, officers, agents, and members of the Adviser are or may be interested in the Fund as directors, officers, employees or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise.

6.             Limits of Liability. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

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7.             Term. This Agreement shall commence on the date that the Fund begins investment operations, subject to the condition that the Board, including a majority of those Trustees who are not “interested persons” (as such terms is defined the 1940 Act) of the Adviser, and the shareholders of the Fund, shall have approved this Agreement. This Agreement shall remain in effect for a period of two (2) years therefrom, subject to termination pursuant to this Agreement or termination otherwise by law, and continue on an annual basis thereafter; provided that such annual continuance is specifically approved each year by (i) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)           the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Board; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)           the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules promulgated thereunder);

(c)           the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Fund; and

(d)           the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.             Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to the Fund until approved by (a) to the extent required by applicable law, the vote of the holders of a majority of the Fund’s outstanding voting securities and (b) a majority of those trustees of the Trust who are not parties to this Agreement or “interested persons” (as such terms is defined the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

9.             Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws thereof and in accordance with the applicable provisions of the 1940 Act and the CEA.

10.           Representations and Warranties.

(a)           Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Fund as follows:

(1)	the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;
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(2)	the Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Fund, and under this Agreement and will continue to be so registered and maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, if required, so long as this Agreement remains in effect, including for the avoidance of doubt, as a commodity pool operator (“CPO”) with CFTC and as an investment adviser with the SEC under the Advisers Act; and
(3)	the Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Fund with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer of the Adviser shall certify to the Fund that the Adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Fund, the Adviser shall permit representatives of the Fund to examine the reports (or summaries of the reports) required to be made to the Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

(b)           Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Adviser as follows: (i) the Fund has been duly organized as an exempt company under the laws of the Cayman Islands and is authorized to enter into this Agreement and carry out its terms.

11.           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

12.           Notice. Notices of any kind to be given to the Fund hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Fund at 1850 Mt. Diablo Blvd., Suite 640, Walnut Creek, CA 94596, or to such other address as shall be so specified by the Fund to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at 1850 Mt. Diablo Blvd., Suite 640, Walnut Creek, CA 94596, or at such other address as shall be so specified by the Adviser to the Fund. Notices shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

USCF CAYMAN COMMODITY 5

By:	/s/ Stuart Crumbaugh
Name: Stuart Crumbaugh
Title: Director

USCF ADVISERS LLC

By:	/s/ John P. Love
Name: John P. Love
Title: President

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